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                                                               November 15, 1999

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, NW
Washington, DC 20549

                       Interim Report Under Rule 24 of the
                   Public Utility Holding Company Act of 1935
                              Columbia Energy Group
                            13880 Dulles Corner Lane
                             Herndon, VA 20171-4600

                                File No. 70-9131

Gentlemen:

         In compliance with the terms and conditions of Rule 24 under the Public Utility Holding Company Act of 1935, and the Order of the Commission dated May 6, 1998, authorizing the activities as more fully described in the Joint Application/Declaration, as amended, the undersigned hereby certifies to the Commission that:


                                       Confidential treatment requested.








                                       Very truly yours,

                                       COLUMBIA ENERGY GROUP


                                       By:    /s/ J. W. Grossman
                                          -------------------------------------
                                                J. W. Grossman, Vice President
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                            COLUMBIA SERVICE PARTNERS
                                INCOME STATEMENT
                    FOR THE QUARTER ENDING SEPTEMBER 30, 1999
                                  ($ THOUSANDS)


                        Confidential treatment requested.
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                            COLUMBIA SERVICE PARTNERS
                                  BALANCE SHEET
                            AS OF SEPTEMBER 30, 1999
                                  ($ THOUSANDS)



                        Confidential treatment requested.
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                         COLUMBIA PETROLEUM CORPORATION
                                INCOME STATEMENT
                    FOR THE QUARTER ENDING SEPTEMBER 30, 1999
                                  ($ THOUSANDS)


                        Confidential treatment requested.
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                         COLUMBIA PETROLEUM CORPORATION
                                  BALANCE SHEET
                            AS OF SEPTEMBER 30, 1999
                                  ($ THOUSANDS)



                        Confidential treatment requested.